Exhibit 99.1

Contact:     Jim Gustafson

                    DaVita Inc.

                    310-536-2585

DaVita Inc. Announces Partial Redemption of its 6.625% Senior Notes due 2013

Denver, CO, May 7, 2010, DaVita Inc. (NYSE: DVA) today announced that it will redeem on June 7, 2010, an aggregate principal amount of $200 million of its outstanding 6.625% Senior Notes due 2013 (the “Notes”), in accordance with the terms of the indenture. Upon completion of the redemption, there will be $700 million in aggregate principal amount of the Notes that will remain outstanding.

On April 27, 2010, DaVita had announced its intention to redeem the Notes, and today the trustee for the Notes provided a Notice of Redemption to the note holders. The redemption price for the Notes will be 101.656% of the principal amount of the redeemed notes, plus accrued and unpaid interest.

About DaVita Inc.

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of March 31, 2010, DaVita operated or provided administrative services at 1,544 outpatient dialysis facilities, serving approximately 119,000 patients. DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. The company’s leadership development initiatives and corporate social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu, among others. For more information, please visit www.davita.com.